CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Thursday, February 22, 2024

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES APPOINTMENT OF R. SCOTT TIDEY AS PRESIDENT

Glen Allen, Virginia – The Board of Directors of Hamilton Beach Brands Holding Company (the “Company) (NYSE: HBB) announced today that R. Scott Tidey, Senior Vice President-Global Sales of the Company’s wholly owned subsidiary, Hamilton Beach Brands, Inc. (“Hamilton Beach Brands”), has been appointed President of the Company, effective immediately. Gregory H. Trepp, who previously served as President and Chief Executive Officer of the Company, will continue to serve as Chief Executive Officer of the Company.
“Scott’s appointment as President of our Company is part of a long-standing succession plan. It has been my pleasure to work with Scott for nearly 30 years, as he has grown in roles of increasing responsibility in sales and marketing. Scott is an incredibly effective member of our executive leadership team and has helped us navigate through some of the most challenging and exciting times in our Company’s history. He has been instrumental in the successful execution of our strategic initiatives to expand, diversify and grow our business. I look forward to working with Scott on a smooth transition as he assumes this new role,” said Mr. Trepp.
Mr. Tidey said, “I am honored to be appointed President of our Company. I look forward to working with our outstanding global team to build on the successes we have achieved. Our Company has many strengths that we will continue to leverage, including our Good Thinking culture, our leadership in the small kitchen appliance industry, our portfolio of leading trusted brands, our proven customer-driven innovation capabilities, and our retailer relationships. I am confident that we are well positioned in our continuing efforts to build long-term shareholder value.”
Mr. Tidey most previously served as the Senior Vice President, Global Sales of Hamilton Beach Brands since January 2023. Before that, he served as Senior Vice President, Consumer Sales & Marketing of Hamilton Beach Brands from March 2021 to January 2023, and as Senior Vice President, North America Sales and Marketing of Hamilton Beach Brands, from 2010 to March 2021. Prior to joining Hamilton Beach Brands in 1993, Mr. Tidey worked in sales at Wyeth Consumer Healthcare. He received a Bachelor of Science in Business Management from the Virginia Polytechnic Institute and State University.
Mr. Trepp was appointed to his current position and elected to the Company’s Board of Directors in 2017 when the Company was spun off from NACCO Industries, Inc. He has served as President and Chief Executive Officer of Hamilton Beach Brands since 2010 and had previously served as Chief Executive Officer of The Kitchen Collection, LLC from 2010 to April 2020. Mr. Trepp received a Bachelor of Science in Business Administration from the University of Richmond and a Masters of Business Administration from the University of Connecticut.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. Hamilton Beach Brands has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® premium cocktail delivery machines, and specialty appliances to create Numilk® non-dairy fresh milk on demand. The Company’s Hamilton Beach Health® subsidiary is focused on expanding the Company’s participation in the home medical market. In February 2024, Hamilton Beach Health® acquired HealthBeacon PLC, a medical technology firm that specializes in developing connected devices. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

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